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                                                                      EXHIBIT 99


                       [DORAL FINANCIAL CORPORATION LOGO]



April 18, 2001

FOR IMMEDIATE RELEASE

Contact:

Richard F. Bonini                          Mario S. Levis
Senior Executive Vice President            Executive Vice President & Treasurer
Tel: (212) 329-3728                        Tel: (787) 749-7108


                           DORAL FINANCIAL CORPORATION
               BOARD VOTES ELEVENTH CONSECUTIVE DIVIDEND INCREASE

         San Juan, Puerto Rico, April 18, 2001 - Doral Financial Corporation (NASDAQ: DORL), a financial holding company and the leading mortgage banker in Puerto Rico, announced today that the Board of Directors had increased the quarterly dividend by 25%. The Board voted to increase the quarterly dividend from $0.10 per share, to $0.125 per share. which in absolute terms is the largest quarterly dividend increase in the history of the company. The cash dividend is payable on June 1, 2001 to shareholders of record on May 11, 2001.

         The Chairman and Chief Executive Officer, Mr. Salomon Levis commented "This is our eleventh consecutive annual dividend increase and reflects the Company's continued strong earnings growth as well as our confidence in the future of Doral Financial Corporation". Mr. Levis took the opportunity to state that mortgage loan originations continue to show strength in the current interest rate environment and, that both the Puerto Rican and New York bank expansion was proceeding well and that he looked forward to the remainder of the year and succeeding years with great optimism.

         The Company, a financial holding company, is the largest residential mortgage lender in Puerto Rico and is the parent company of Doral Bank, Puerto Rico's fastest growing commercial bank; Doral Mortgage Corporation, the leading mortgage banker in Puerto Rico, two smaller mortgage companies; Doral Securities, a Puerto Rico based investment banking and brokerage firm; Doral Bank FSB, a federal savings bank based in New York City and Doral Insurance Agency, Inc. which commenced operations in Puerto Rico in December 2000.



HF MORTGAGE BANKERS * DORAL MORTGAGE CORPORATION * DORAL BANK * DORAL SECURITIES
                              * CENTRO HIPONECARIO
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387 PARK AVENUE, NEW YORK, NY 10016 * PHONE (212) 329-3700 * FAX (212) 447-9346